NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE-MONTH 2007 RESULTS
AND UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•
On October 12, 2007, Stratus sold the Escarpment Village shopping center for $46.5 million, before closing costs and other adjustments. Stratus expects to recognize a pre-tax gain of approximately $16.5 million on the sale in the fourth quarter of 2007.

•	The Block 21 onsite sales center opened in October 2007 in conjunction with the groundbreaking ceremony for the downtown mixed-use project.
•	For the fourth quarter of 2007, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include the following:
o	46 lots in its Circle C community for $3.0 million
o	15 lots at its Deerfield project for $1.0 million
o	3 lots at its Wimberly Lane Phase II subdivision in the Barton Creek community for $0.5 million

	Third Quarter		Nine Months
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
Revenues	$8,036	$9,069	$20,140	$53,099
Operating (loss) income	(423)	1,231	864	21,320
(Loss) income from continuing operations	(313)	1,342	866	29,661
(Loss) income from discontinued operations, including
net gain on sale of 7000 West of $7.3 million
in the 2006 nine-month period	(32)	(161)	(232)	7,470
Net (loss) income	$(345)	$1,181	$634	$37,131

Diluted net (loss) income per share of common stock:
Continuing operations	$(0.04)	$0.18	$0.11	$3.87
Discontinued operations	(0.01)	(0.02)	(0.03)	0.98
Diluted net (loss) income per share of common stock	$(0.05)	$0.16	$0.08	$4.85

Diluted weighted average shares of common stock
outstanding	7,560	7,617	7,640	7,658

AUSTIN, TX, November 9, 2007 – Stratus Properties Inc. (NASDAQ: STRS) reported a net loss of $0.3 million, $0.05 per share, for the third quarter of 2007, compared to net income of $1.2 million, $0.16 per share, for the third quarter of 2006. For the nine months ended September 30, 2007, Stratus reported net income of $0.6 million, $0.08 per share, compared with $37.1 million, $4.85 per share, for the nine months ended September 30, 2006. Income from continuing operations for the first nine months of 2006 included an $8.3 million, $1.08 per share, tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.

On October 12, 2007, Stratus sold the Escarpment Village shopping center, located in Austin, Texas, to Lake Villa, L.L.C. (the Purchaser) for $46.5 million, before closing costs and other adjustments. Accordingly, the 2007 and 2006 periods present results of operations for Escarpment Village in income (loss) from discontinued operations in Stratus’ condensed consolidated statements of operations. Losses from discontinued operations for Escarpment Village totaled less than $0.1 million in the third quarter of 2007, $0.1 million in the third quarter of 2006, $0.2 million in the first nine months of 2007 and $0.1 million in the first nine months of 2006. The Purchaser paid approximately $23.0 million in cash at closing and assumed the $22.4 million principal balance remaining under Stratus’ loan from Teachers Insurance and Annuity Association of America. Stratus intends to use the net proceeds from the sale for debt reduction and general corporate purposes.  Stratus expects to record a pre-tax gain of approximately $16.5 million on the sale in the fourth quarter of 2007.

In the second quarter of 2007, Stratus committed to a plan to sell its two office buildings at 7500 Rialto Boulevard (7500 Rialto), and as a result, classified all related operating results and assets and liabilities as discontinued operations. However, in the third quarter of 2007, Stratus decided to cease its marketing efforts to sell 7500 Rialto in light of recent changes in credit market conditions. Accordingly, the 2007 and 2006 periods present results of operations and assets and liabilities of 7500 Rialto as part of Stratus’ continuing operations.

On March 27, 2006, Stratus sold 7000 West for $22.3 million, resulting in a net after-tax gain of $7.3 million, $0.95 per share, in the first nine months of 2006. Other than the gain from the sale of 7000 West, income from discontinued operations for 7000 West was $0.4 million, $0.05 per share, in the first nine months of 2006. The third-quarter 2006 loss from discontinued operations for 7000 West includes a provision for income taxes of $0.1 million for the allocation of Stratus’ third-quarter 2006 tax provision to discontinued operations in accordance with income tax accounting rules.

Real Estate Revenues.  Property sales for the third-quarter and nine-month periods of 2007 and 2006 included the following (revenues in thousands):

	Third Quarter
	2007		2006
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	-	$ -	5	$2,065
Calera Court Courtyard Homes	1	657	1	610
Mirador Estate	-	-	1	553
Wimberly Lane Phase II
Standard Homebuilder	3	516	4	686
Amarra Drive Phase I	1	1,250	-	-

Circle C
Meridian	58	3,575	51	3,013

Deerfield	15	1,004	15	1,007
Total Residential	78	$7,002	77	$7,934

	Nine Months
	2007		2006
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	2	$809	23	$9,919
Calera Court Courtyard Homes	1	657	5	2,922
Mirador Estate	2	1,559	6	3,306
Wimberly Lane Phase II
Standard Homebuilder	9	1,561	9	1,469
Amarra Drive Phase I	1	1,250	-	-

Circle C
Meridian	106	6,814	133	7,804

Deerfield	45	3,012	45	3,021
Total Residential	166	$15,662	221	$28,441

Stratus sold a five-acre tract at the Circle C community for $1.1 million during the first quarter of 2007 and a 7.5-acre tract in the Barton Creek community for $1.5 million during the first quarter of 2006. In April 2006, Stratus sold a 58-acre tract at Lantana for $21.2 million of which $0.5 million represented a reimbursement of certain costs, which was recorded as a reduction of cost of sales.

Rental Income.  Rental income for 7500 Rialto increased to $0.7 million in the third quarter of 2007 reflecting the opening of the second office building in September 2006, compared with $0.4 million in the third quarter of 2006. As of September 30, 2007, the first office building at 7500 Rialto was fully leased and the second office building was approximately 94 percent leased.

Development Activities.Block 21– In April 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project includes an entire city block and is planned for a mixture of retail, hotel, residential and entertainment uses. In December 2006, Stratus acquired the property for $15.1 million. Stratus has executed agreements with Starwood Hotels

& Resorts Worldwide, Inc. for the development of a W Hotel and Residences on the site. On May 8, 2007, Stratus announced its partnership with Canyon-Johnson Urban Fund II, L.P., a joint venture between the Los Angeles-based Canyon Capital Realty Advisors and Earvin "Magic" Johnson, for the development of Block 21. Stratus has begun the permitting process with the City of Austin and the grand opening for the onsite sales center was held in conjunction with the groundbreaking ceremony in October 2007.

Lantana– Lantana is a partially developed, mixed-use project with remaining entitlements for approximately 1.0 million square feet of office and retail use on 223 acres as of September 30, 2007. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus’ existing entitlements.

Calera– During 2004, Stratus began construction of courtyard homes at Calera Court within the Barton Creek community. Calera Court, the initial phase of the “Calera” subdivision, will include 16 homesites on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots, many of which adjoin the Fazio Canyons golf course, received final plat and construction permit approval in 2005. As of September 30, 2007, only eight lots remained unsold at Calera Drive. Development of the final phase, known as Verano Drive, will include 71 single-family lots. Construction of the final phase of Calera began in the first quarter of 2007 and is scheduled for completion in December 2007.

Wimberly Lane Phase II– In 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. The homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots. The deposit was used to pay ongoing development costs of the lots. The deposit will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The lots are being sold on a scheduled takedown basis, with the initial six lots sold in December 2004 following completion of subdivision utilities, and then an average of three lots per quarter beginning in June 2005. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing in December 2004.

Circle C Community– Stratus is developing the Circle C community based on the entitlements secured in its Circle C settlement with the City of Austin. The Circle C settlement, as amended in 2004, permits development of 1.16 million square feet of commercial space, 504 multi-family units and 830 single family residential lots. Meridian is an 800-lot residential development at the Circle C community. In January 2005, the first phase of construction commenced. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first and second phases each consisted of 134 lots. The first phase was substantially completed at the end of 2005. Development of the second phase was substantially completed in March 2006. Development of the 108-lot third phase of Meridian was completed in September 2007. The 118-lot fourth phase will commence in 2008 and completion is expected by the end of 2008.

In 2006, Stratus signed another contract with a national homebuilder for 42 additional lots. Development of those lots commenced in April 2007 and substantial completion is expected in November 2007. Development of the final phase of Meridian, which consists of 57 one-acre lots, is expected to commence in 2008.

Stratus estimates its sales from the first three phases of Meridian will total at least 46 lots for $3.0 million during the fourth quarter of 2007.

Deerfield– In January 2004, Stratus acquired the Deerfield property in Plano, Texas, for $7.0 million. The property was zoned and subject to a preliminary subdivision plan for 234 residential lots. Stratus executed agreements with a national homebuilder, whereby the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots was $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. Stratus agreed to pay up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. The initial lot sale occurred in November 2004 and subsequent lot sales are on schedule. In October 2005, Stratus executed a revised agreement with the homebuilder, increasing the lot sizes and average purchase price to $67,150 based on a new total of 224 lots. Stratus expects 15 lot sales for $1.0 million to be completed during the fourth quarter of 2007.

Crestview Station– In November 2005, Stratus formed a joint venture with Trammell Crow Central Texas Development, Inc. to acquire an approximate 74-acre tract at the intersection of Airport Boulevard and Lamar Boulevard in Austin, Texas, for $7.7 million. With its joint venture partner, Stratus has commenced brown-field remediation and permitting of the property, known as Crestview Station, which is located on the commuter rail line recently approved by City of Austin voters. Crestview station is planned for single-family, multi-family and retail development, with closings on the retail and multi-family components expected to occur in 2007.

The joint venture partnership has contracted with a nationally recognized remediation firm to demolish the existing buildings and remediate the property in preparation for permitting. Under the terms of the remediation contract, the joint venture partnership will pay the contractor approximately $4.9 million upon completion of performance benchmarks and certification by the State of Texas that the remediation is complete. The contractor is required to pay all costs associated with the remediation and to maintain an environmental liability policy with $10.0 million of coverage remaining in place for a 10-year term. Pursuant to the agreement with the contractor, all environmental and legal liability was assigned to and assumed by the contractor effective November 30, 2005. In September 2007, the State of Texas certified that the remediation was complete.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT.  This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at Block 21, the Lantana community, the Barton Creek community, the Circle C community, Deerfield and Crestview Station. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Real estate	$7,002	$7,934	$16,745	$50,686
Rental income	766	389	2,146	1,117
Commissions, management fees and other	268	746	1,249	1,296
Total revenues	8,036	9,069	20,140	53,099
Cost of sales:
Real estate, net	5,662	5,633	10,651	24,864
Rental	860	483	2,391	1,198
Depreciation	411	204	894	577
Total cost of sales	6,933	6,320	13,936	26,639
General and administrative expenses	1,526	1,518	5,340	5,140
Total costs and expenses	8,459	7,838	19,276	31,779
Operating (loss) income	(423)	1,231	864	21,320
Interest expense, net	-	(3)	(13)	(267)
Interest income	36	102	572	304
(Loss) income from continuing operations
before income taxes	(387)	1,330	1,423	21,357
Benefit from (provision for) income taxes	74	12	(557)	8,304	[a]
(Loss) income from continuing operations	(313)	1,342	866	29,661
(Loss) income from discontinued operations
(including a gain on 7000 West sale of $7,264
in the 2006 nine-month period, net of taxes
of $84 in the third quarter of 2006 and
$2,498 in the 2006 nine-month period)	(32)[b]	(161)[b,c]	(232)[b]	7,470	[b,c]
Net (loss) income	$(345)	$1,181	$634	$37,131

Basic net (loss) income per share of common stock:
Continuing operations	$(0.04)	$0.18	$0.11	$4.07
Discontinued operations	(0.01)	(0.02)	(0.03)	1.02
Basic net (loss) income per share of common stock	$(0.05)	$0.16	$0.08	$5.09

Diluted net (loss) income per share of common stock:
Continuing operations	$(0.04)	$0.18	$0.11	$3.87
Discontinued operations	(0.01)	(0.02)	(0.03)	0.98
Diluted net (loss) income per share of common stock	$(0.05)	$0.16	$0.08	$4.85

Average shares of common stock outstanding:
Basic	7,560	7,317	7,559	7,288
Diluted	7,560	7,617	7,640	7,658

a.	Reflects the tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.
b.
Includes less than $(0.1) million in the third quarter of 2007, $(0.1) million in the third quarter of 2006, $(0.2) million in the first nine months of 2007 and $(0.1) million in the first nine months of 2006 related to the operations of Escarpment Village, which Stratus sold on October 12, 2007.

c.	Includes $(0.1) million in the third quarter of 2006 and $7.6 million in the first nine months of 2006 related to the operations of 7000 West, which Stratus sold on March 27, 2006.

I

STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30,		December 31,
	2007		2006
ASSETS
Current assets:
Cash and cash equivalents	$1,475		$1,620
Restricted cash	1,611	[a]	116
Accounts receivable	1,183		839
Deposits, prepaid expenses and other	430		82
Deferred tax asset	1,789		1,144
Discontinued operations	33,747	[b]	34,917	[b]
Total current assets	40,235		38,718
Real estate, commercial leasing assets and facilities, net:
Property held for sale – developed or under development	126,320		116,865
Property held for sale – undeveloped	16,444		16,345
Property held for use, net	24,673		18,874
Investment in Crestview	3,925		3,800
Deferred tax asset	6,728		7,105
Other assets	2,266		2,243
Total assets	$220,591		$203,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,417		$5,676
Accrued interest, property taxes and other	4,225		5,134
Current portion of long-term debt	2,000		-
Discontinued operations	24,689	[b]	24,678	[b]
Total current liabilities	39,331		35,488
Long-term debt	40,000		28,000
Other liabilities	5,934		6,516
Total liabilities	85,265		70,004

Stockholders’ equity:
Preferred stock	-		-
Common stock	81		81
Capital in excess of par value of common stock	191,084		188,873
Accumulated deficit	(42,021)		(42,655)
Common stock held in treasury	(13,818)		(12,353)
Total stockholders’ equity	135,326		133,946
Total liabilities and stockholders' equity	$220,591		$203,950

a.	Includes $1.5 million of proceeds from lot sales that is restricted for repayment of outstanding amounts under Stratus’ revolving credit facility.
b.	Represents the assets and liabilities of Escarpment Village, which Stratus sold on October 12, 2007.

II

STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2007	2006
Cash flow from operating activities:
Net income	$634	$37,131
Adjustments to reconcile net income to net cash provided by
operating activities:
Loss (income) from discontinued operations	232	(7,470)
Depreciation	894	577
Cost of real estate sold	10,163	20,112
Deferred income taxes	(267)	(8,305)
Stock-based compensation	1,020	894
Excess tax benefit from exercised stock options	(642)	-
Deposits	(1,044)	155
(Increase) decrease in restricted cash	(1,495)	271
Other	(335)	(414)
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	(16)	(148)
Accounts payable, accrued liabilities and other	2,571	1,390
Net cash provided by continuing operations	11,715	44,193
Net cash provided by (used in) discontinued operations	1,586 [a]	(4,412)[a]
Net cash provided by operating activities	13,301	39,781

Cash flow from investing activities:
Purchases and development of real estate properties	(27,007)	(12,911)
Development of commercial leasing properties and other expenditures	(1,771)	(8,848)
Municipal utility district reimbursements	2,557	1,337
Investment in Crestview	(125)	-
Net cash used in continuing operations	(26,346)	(20,422)
Net cash (used in) provided by discontinued operations	(113)[a]	2,275 [a]
Net cash used in investing activities	(26,459)	(18,147)

Cash flow from financing activities:
Borrowings from revolving credit facility	17,450	15,000
Payments on revolving credit facility	(18,450)	(30,677)
Borrowings from unsecured term loans	15,000	-
Borrowings from project loans	-	1,214
Repayments on project loans	-	(15,904)
Net proceeds from exercised stock options	13	917
Excess tax benefit from exercised stock options	642	-
Purchases of Stratus common shares	(1,118)	(542)
Bank credit facility fees	-	(421)
Net cash provided by (used in) continuing operations	13,537	(30,413)
Net cash (used in) provided by discontinued operations	(232)[a]	12,814 [a]
Net cash provided by (used in) financing activities	13,305	(17,599)
Net increase in cash and cash equivalents	147	4,035
Cash and cash equivalents at beginning of year	1,839	1,514
Cash and cash equivalents at end of period	1,986	5,549
Less cash at discontinued operations	(511)	(548)
Cash and cash equivalents at end of period	$1,475	$5,001

a.	Relates to Escarpment Village, which Stratus sold on October 12, 2007. The 2006 amounts also include results from 7000 West, which Stratus sold on March 27, 2006.

III